EXHIBIT 10.21

March 9, 2004

Irene A. Chow, Ph.D.

Dear Irene:

        The purpose of this letter is to set forth the terms of your continued employment with Genelabs Technologies, Inc.

Position Title:	Chairman of the Board of Directors.
Reporting:	You will report directly to the Board of Directors.
Effective Dates:	This change is effective beginning March 8, 2004.
Compensation:
Your base salary will be $16,667 per month ($200,000 annually), paid semi-monthly. Your employment status will be "exempt, regular part-time." Compensation will be reviewed by the Board of Directors at least annually in the first calendar quarter of each year.

Upon the effective date of this change, you will no longer participate in the company's Annual and Long-Term Incentive Plan. All amounts currently granted to you under the Long-Term portion of the plan will immediately become 100% vested. You may receive payment of those amounts at the next payroll date following the change, or on any other schedule thereafter, and in any increments, at your discretion.
Benefits:
You will continue to be eligible for all employee benefits programs that are applicable to regular part-time employees. In accordance with the company's regular part-time employees' benefit plan, you will no longer participate in the following programs: group life insurance, accidental death and dismemberment insurance, and long term disability insurance.
All accrued but unused vacation as of March 8, 2004 will be paid to you at the company's next regular payroll date. You will not accrue further vacation or sick time.
Stock:
As long as you continue to be an employee or member of Genelabs' Board of Directors, stock options granted remain exercisable in accordance with their terms. You may receive additional stock options grants at the discretion of the Board of Directors under the Corporation's stock option plans. As an employee of the Corporation, you are not eligible for the automatic option grants for non-employee directors under the Corporation's 2001 Stock Option Plan.
Change In Control:	The Agreement dated January 3, 2002 with respect to a change in control of the Corporation will remain in effect in accordance with its terms while the Chairman is an employee.
Board of Directors:
You will continue to serve as a member of the Board of Directors. While you are also an employee of the company, you will not receive the standard stipend for attendance at Board of Directors meetings.
At-Will Employment:	Your employment continues to be at will, which means you or Genelabs may terminate it at any time.

        Please indicate your agreement to these terms by signing below.

Sincerely,
Lynn Hughes Vice President, Human Resources and Corporate Services
AGREED TO AND ACCEPTED:
By:
Irene A. Chow, Ph.D.
Date: